UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2009

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2009, NovaDel Pharma Inc. (the “Company”) entered into an Agreement with Arthur W. Wood Company, Inc. (“AWW”) pursuant to which AWW agreed to assist the Company as a non-exclusive financial advisor for the purposes of assisting the Company in seeking capital (the “Placement”). In consideration of AWW’s services, the Company agreed to pay AWW upon closing of a capital-raising transaction, a fee equal to three percent (3%) of the aggregate value of the proceeds paid or payable in the Placement.

As previously disclosed, and as further described below, on June 26, 2009 the Company entered into such a transaction with Seaside 88, LP relating to the offering and sale of up to a total of 13,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Offering”). The initial closing of the Offering took place on July 17, 2009. A copy of the Company's agreement with AWW is attached hereto as Exhibit 10.1.

Item 8.01. Other Events

As previously disclosed in a Form 8-K filed with the Commission on June 30, 2009, the Company entered into a Common Stock Purchase Agreement (the “Agreement”) with Seaside 88, LP (“Seaside”) relating to the offering and sale of up to a total of 13,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Agreement requires the Company to issue and sell, and Seaside to purchase, 500,000 shares of the Company’s Common Stock once every two (2) weeks, subject to the satisfaction of customary closing conditions, for twenty-six (26) closings over a fifty-two (52) week period. Pursuant to the terms of the Agreement, at the initial closing, which was set to occur after receipt of NYSE Amex approval and subject to the satisfactory completion of customary closing conditions, the offering price of the Company’s Common Stock equaled 87% of the volume weighted average trading price of the Common Stock during the trading day immediately prior to the initial closing date. At each subsequent closing, on each 14th day thereafter, the offering price of the Company’s Common Stock will equal 87% of the volume weighted average trading price of the Common Stock for the ten-day trading period immediately preceding each subsequent closing date. If, with respect to any subsequent closing, the volume weighted average trading price of the Company’s Common Stock for the three trading days immediately prior to such closing is below $0.25 per share, then the particular subsequent closing will not occur and the aggregate number of Shares to be purchased shall be reduced by 500,000 shares of Common Stock. The Company has the right to terminate the Agreement between the 6th and 7th closings, based on the Company’s assessment of its financing needs at that time.

The Company received approval from NYSE Amex on July 16, 2009. Accordingly, on July 17, 2009, the Company had its initial closing of the Offering pursuant to which Seaside purchased 500,000 shares of the Company’s Common Stock at a price per share of $0.23 having an aggregate value of approximately $114,000, and, the Company received net proceeds of approximately $91,000, after deducting commissions payable to AWW and $20,000 in non-accountable expenses, pursuant to the terms of the Agreement. The Company issued a press release on July 20, 2009 announcing its receipt of NYSE Amex approval and the details of the initial closing. A copy of the press release is attached hereto as Exhibit 99.1.

NovaDel is selling the shares referenced above pursuant to an effective shelf registration statement. The Offering is being made only by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to the Offering can be obtained from NovaDel’s Investor Relations Department at 25 Minneakoning Road, Flemington, NJ 08822, or from the U.S. Securities Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Agreement between the Company and Arthur W. Wood Company, Inc., dated May 27, 2009, as executed by the Company on June 15, 2009.

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)

99.1	Press Release of NovaDel Pharma Inc. dated July 20, 2009, titled “NovaDel Receives Approval to Issue up to 12.0 Million Shares over the Next 12 Months.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ STEVEN B. RATOFF
Name:	Steven B. Ratoff
Title:	Chairman, Interim Chief Financial Officer, Interim President and Chief Executive Officer

Date: July 20, 2009